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                                                                   EXHIBIT 99.07

                                                     Ambac Financial Group, Inc.
                                                      One State Street Plaza
                                                      New York, NY  10004
                                                      212.668.0340

                                                                    News Release
                                                           For Immediate Release

                                          Investor/Media Contact: Brian S. Moore
                                                                  (212) 208-3333
                                                                bmoore@ambac.com
                                                         Website:  www.ambac.com

[LOGO OF AMBAC]

                   AMBAC ASSURANCE ENHANCES CAPITAL STRUCTURE

     NEW YORK, December 3, 2001--Ambac Financial Group, Inc. announced today that its principal operating subsidiary, Ambac Assurance Corporation, will replace a portion of its bank line capital support with an innovative capital markets structure. Through the new structure, Ambac Assurance acquired an unconditional and perpetual put option on $400 million of its preferred stock from a high quality asset-backed trust. The issue was privately placed.

     Commenting on the offering, Ambac's Chief Financial Officer, Frank J. Bivona, noted, "The purpose of the transaction is to enhance Ambac Assurance's already strong capital resources which underpin our triple-A ratings. The structure, in particular the perpetual nature of the put option, is more beneficial from a capital efficiency standpoint."

     The securities offered by the trust and the preferred stock of Ambac Assurance have not been registered under the Securities Act of 1933 and may not be offered or sold absent registration or an applicable exemption from the registration requirements and in compliance with certain other transfer restrictions applicable to the securities.

     Ambac Financial Group, Inc., headquartered in New York City, is a holding company whose affiliates provide financial guarantees and financial services to clients in both the public and private sectors around the world. Ambac's principal operating subsidiary, Ambac Assurance Corporation, is a leading guarantor of municipal and structured finance obligations. It has earned triple-A ratings, the highest ratings available, from Moody's Investors Service, Inc., Standard & Poor's Ratings Services, Fitch, Inc. and Rating and Investment Information, Inc. Ambac Financial Group, Inc. common stock is listed on the New York Stock Exchange (ticker symbol ABK).